Exhibit 99.14(t)

DLD Asset Management, LP

Code of Ethics

EFFECTIVE DATE: JULY 2024

Code of Ethics (the “Code”) is the exclusive property of DLD Asset Management, LP (“DLD” or the “Firm”). This Code and its contents are private and confidential and must not be disclosed to any third-party without the express written consent of the Firm.

FOR INTERNAL USE ONLY

TABLE OF CONTENTS

PAGE

1.	INTRODUCTION	1

1.1	Oversight of Code	1

1.2	Compliance Software Platform	2

1.3	Coverage of this Code	2

1.4	Employee Responsibilities - General	2

1.5	Amendments	3

2.	PERSONAL TRADING POLICY	3

2.1	Definitions of Personal Account	3

2.2	Definition of Reportable Security	4

2.3	Pre-Clearance for Personal Trades	4

2.4	General Guidelines and Prohibitions	5

2.5	Transactions that are Exempt from Personal Trading Restrictions	6

2.6	Exceptions to Personal Trading Policy	6

3.	REPORTING OF EMPLOYEE PERSONAL ACCOUNTS AND TRANSACTIONS	6

3.1	Broker Feeds	6

3.2	Initial Holdings Report	7

3.3	Annual Holdings Report	7

3.4	Quarterly Transactions Report	7

3.5	Prohibition on Personal Trading for Late Reporting	8

3.6	Exceptions from Quarterly Transactions Report Requirement	8

3.7	New Accounts	8

3.8	Review and Retention of Reports	9

4.	CONFLICTS OF INTEREST	9

4.1	Conflicts Questionnaire	9

4.2	Gifts and Entertainment	9

4.3	Outside Business Activities	11

4.4	Prior Employment Arrangements	11

5.	ANTI-BRIBERY POLICY AND PROCEDURES	11

5.1	Anti-Bribery Policy	11

5.2	Foreign Corrupt Practices Act	12

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Table of Contents

(CONTINUED)

6.	POLITICAL CONTRIBUTIONS AND PAY TO PLAY	12

6.1	Introduction	12

6.2	Pay to Play Policy	13

6.3	Pre-Clearance of Political Contributions	13

6.4	New Employee Certification	13

7.	REPORTS; SPECIAL DISCLOSURE REQUIREMENTS	14

7.1	Employee Reporting Requirements	14

8.	SUB-ADVISORY COMPLIANCE REQUIREMENTS AND CERTIFICATIONS TO INVESTMENT COMPANIES	15

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DLD Asset Management LP	Code of Ethics

1.            INTRODUCTION

DLD Asset Management LP (the “Firm”) acts as an investment adviser to private funds (each a “Fund,” and collectively, the “Funds”). The Firm is also a sub-adviser to private funds, Undertaking for Collective Investments in Transferable Securities (“UCITS”), and open-end mutual funds (the “Sub-Advised Funds” and collectively with the Funds, the “Clients”).

The Firm is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”). The Firm has adopted this Code of Ethics (the “Code”) to help ensure that it conducts its business in accordance with all applicable laws and regulations and in an ethical and professional manner.

This Code sets forth standards of conduct expected for Firm employees. Such standards of conduct are meant to ensure that employees conduct their business on the Firm’s behalf in a manner that enables the Firm to fulfill its fiduciary duty to its Clients. The Code also addresses certain possible conflicts of interest and includes the Firm’s employee personal trading security policy. The Code should be read in conjunction with the Firm’s Compliance Manual.

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters. Accordingly, all employees must act with competence, dignity, integrity, and in an ethical manner. The following standards of business conduct will govern the interpretation and administration of this Code:

•	The interests of the Firm’s Clients and investors must be placed first at all times;

•	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee's position of trust and responsibility;

•	Information concerning the identity of securities and financial circumstances of the Firm’s Clients and investors must be kept confidential;

•	Independence in the investment decision-making process must be maintained at all times;

•	Employees should not take inappropriate advantage of their positions; and

•	Employees must comply with all applicable securities laws.

1.1           Oversight of Code

Brad Wagner, the Firm’s General Counsel and Chief Compliance Officer (the “CCO”), is responsible for administering this Code. The CCO may, in his discretion, designate other employees or third parties, including third-party compliance consultants, to assist the CCO in fulfilling such responsibilities. Any reference to CCO throughout this Code is deemed to include any such designee, when applicable.

In the event that the CCO is required to report any items or obtain pre-clearance for any actions under this Code, the CCO will report such items to, or obtain such pre-clearance from a member of the DLD's Compliance Committee.

DLD Asset Management LP	Code of Ethics

1.2           Compliance Software Platform

The Firm utilizes Aer Compliance (the “Compliance Platform”), a web-based solution that assists the Firm in managing and maintaining questionnaires, certifications, reports, requests and certain compliance records discussed herein. Employees must submit all required reports, pre-clearance requests, acknowledgements, certifications and questionnaires within the Compliance Platform.

1.3           Coverage of this Code

(a)	Employees

Reference to “employees” throughout this Code means the Firm’s partners, officers, directors (or other persons occupying similar statuses or performing similar functions), the Firm’s employees, or other persons who provide investment advice on behalf of the Firm and are subject to the Firm’s supervision and control.

(b)	Temporary Workers

The CCO will determine whether temporary employees, including interns, independent contractors, and similar individuals, will be covered by this Code on a case-by-case basis.

1.4           Employee Responsibilities - General

All employees should act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, investors, the public, prospects, third-party service providers and fellow employees.

Each employee will receive a copy of the Code upon the commencement of his or her employment with the Firm and must provide a written acknowledgement within the Compliance Platform that he or she has been provided with, has read and understands the Code. Such acknowledgment must also be completed by employees on an annual basis or upon an amendment to this Code.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, employees are expected to abide not only by the letter of the Code, but also to uphold the fundamental ideals of the Firm: openness, integrity, honesty and trust.

The Code should be kept by each employee for future reference and its guidelines should be made an active part of each employee’s normal course of business. Employees should consult with the CCO if they have any uncertainty about how this Code relates to a particular situation.

DLD Asset Management LP	Code of Ethics

All Employees must promptly report any actual or suspected violations of this Code and any federal securities laws to the CCO. If the Firm determines that an employee has committed a violation of this Code, the Firm may impose sanctions and/or take other actions as deemed appropriate, including termination of such employee’s employment.

The CCO will maintain records of all violations of this Code, along with any action taken as a result of each violation

This Code may not be distributed outside the Firm without the prior written approval of the CCO.

1.5           Amendments

The Firm will amend this Code when relevant changes occur in certain applicable securities laws, rules and regulations, and when relevant changes occur in the Firm’s business. Any amendments to the Code will be communicated to all employees. New policies, guidance and amendments may be issued by the CCO or other supervisory personnel in writing (which may include e-mail correspondence) before being formally incorporated into the Code. Such communications are valid and binding.

2.            PERSONAL TRADING POLICY

It is each employee’s responsibility to ensure that a particular securities transaction being considered is not subject to a restriction in the Code or otherwise prohibited by any applicable laws. Unless an employee has been granted an exception, personal securities transactions may be effected only in accordance with the provisions outlined in this Personal Trading Policy.

2.1           Definitions of Personal Account

The Firm’s personal trading security policy applies to “Personal Accounts” of its employees, which include:

(a)	The personal securities accounts of:

(i)	Each employee;

(ii)	Each employee’s spouse (other than a legally separated or divorced spouse of the employee) and minor children;

(iii)	Immediate family members sharing the same household with an employee. For these purposes, “immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law; or

(iv)	Any person to whom an employee provides primary financial support and either (A) whose financial affairs are controlled by the employee, or (B) for whom the employee provides discretionary advisory services;

DLD Asset Management LP	Code of Ethics

(b)	Any trust or other arrangement for the benefit of the employee or his or her immediate family members, which names the employee as a beneficiary or trustee; or

(c)	Any account in which an employee has beneficial ownership. For these purposes, beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest other than the receipt of an advisory fee.

2.2           Definition of Reportable Security

A “Reportable Security” is any financial instrument or security, except for the following:

(a)	Direct obligations of the U.S. government;

(b)	Shares issued by open-end funds registered under the Investment Company Act of 1940, as amended (i.e., mutual funds), other than exchange-traded funds (“ETFs”); provided that they are not funds managed by the Firm or funds the adviser or underwriter of which controls, is controlled by, or under common control with the Firm (“Non-Reportable Funds”);

(c)	Shares issued by unit investment trusts that are exclusively invested in one or more Non-Reportable Funds;

(d)	Shares issued by money market funds; and

(e)	Bank certificates of deposit, bankers’ acceptances, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

For the avoidance of doubt, Reportable Securities include ETFs and their related options, initial public offerings (“IPOs”) and private investments.

Single-facet cryptocurrency (e.g., Bitcoin or Ether) generally will not be considered Reportable Securities. However, any initial coin offering or similar investment with a profits interest contingent on the management efforts of others (regardless of the fiat or virtual currency used to fund the transaction) will be deemed a Reportable Security.

If an employee has any questions about whether a particular virtual instrument should be considered a Reportable Security, he or she should contact the CCO before transacting in such instrument.

2.3           Pre-Clearance for Personal Trades

Employees must obtain pre-clearance from the CCO prior to engaging in any transactions in Reportable Securities other than transactions in ETFs and their related options (however they are subject to the reporting requirements described herein) and closed end funds. For the avoidance of doubt, pre-approval is required for transactions in all other types of options, participation in IPOs; initial coin offering or pre-ICO (SAFTs); and limited offerings, such as investments in other private funds.

DLD Asset Management LP	Code of Ethics

The CCO may approve an employee’s proposed transaction in a private investment or limited offering as long as the Firm has determined that: (i) such transaction would not be adverse to the best interests of the Funds (e.g., the transaction would not limit a Fund’s ability to receive a full intended allocation of such investment) and (ii) the proposed investment does not pose other conflicts for the Firm.

Any pre-clearance under this section must be requested through the Compliance Platform. Any approval given under this section will remain in effect: (i) for 30 days, in the case of a limited offering or private placement or (ii) until the close of business on the next business day following such approval in the case of any other transaction requiring pre-approval. If the investment is not made within the permitted time, a new request must be submitted. The CCO reserves the right to deny a request for approval of a transaction for any reason that the CCO deems appropriate.

2.4           General Guidelines and Prohibitions

(a)	No employee may engage in “front-running,” which is a practice generally understood to be personally trading ahead of Client accounts.

(b)	The purchase and sale of securities, or provision of advice with respect to such purchase or sale, while possessing material, non-public information relating to such securities or the communication of such information to others, is prohibited by state and federal securities laws. Accordingly, employees may not transact personally in the security of: (i) any issuer on the Firm’s Restricted List (as defined in the Firm’s Insider Trading policies and procedures in the Firm’s Compliance Manual) or (ii) a public company about which they or the Firm possess material, non-public information (even if the relevant issuer does not appear on the Restricted List).

(c)	Employees are generally restricted from trading in any security that is or may be part of any investment strategy deployed by the Firm in any of the Client accounts, including any security that a client owns or is in the process of buying or selling, or the Firm is actively and currently researching, analyzing or considering buying or selling for a Client (as determined in the sole discretion of the Firm). This general restriction does not apply to any ETFs that may be held in or be contemplated for Client portfolios.

(d)	Every employee is subject to a thirty (30) day minimum holding period for all pre-approved transactions in Reportable Securities. Therefore, no employee may sell/cover a security for which it was required to seek pre-approval, within thirty (30) days of such purchase/short sale. If an employee wishes to execute an opposite-way transaction within 30 days, the employee must describe the circumstances that require an exception to the Firm’s policy (for example, that the security has gone up or down a significant amount in value or that the proceeds from the sale of security are needed for a different purpose). Although no single activity or factor is necessarily indicative of suspicious activity, all such instances should be reported to the CCO. This general prohibition does not apply to transactions in any ETF’s and their related options.

DLD Asset Management LP	Code of Ethics

(e)	For the avoidance of doubt, the guidelines set forth in this Personal Trading Policy apply to all Personal Accounts, including those of employees’ immediate family members sharing the same household as such employees. It is each employee’s responsibility to make sure that his or her immediate family members are aware of this policy and adhere to it.

2.5           Transactions that are Exempt from Personal Trading Restrictions

(a)	The following transactions will be exempt from the requirements set forth in Pre-Clearance for Personal Trades above:

•	Non-volitional purchases or sales of Reportable Securities (such as purchases that are made pursuant to a merger, tender offer or exercise of rights);

•	Purchases or sales pursuant to an automatic investment plan;[1] and

•	Transactions effected in an account over which an employee has no direct or indirect influence or control (a “Non-Discretionary Account”), as long as the relevant employee satisfies the reporting requirements for such account set forth in the sub-section titled Exceptions from Quarterly Transactions Report Requirement below.

2.6           Exceptions to Personal Trading Policy

The CCO may make exceptions to this personal trading security policy on a case-by-case basis. The CCO will document the reasons for granting any such exception and maintain such documentation for a period of five (5) years.

3.            REPORTING OF EMPLOYEE PERSONAL ACCOUNTS AND TRANSACTIONS

3.1           Broker Feeds

As noted below, employees are required to periodically report personal holdings and transactions to the CCO. To facilitate this reporting, the Firm will work with employees to establish an electronic feed from their brokers, custodians or any persons managing their Personal Accounts via the Compliance Platform. If an electronic broker feed is not available for a particular broker or custodian, the employee must manually upload brokerage statements to the Compliance Platform.

1 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

DLD Asset Management LP	Code of Ethics

3.2           Initial Holdings Report

Each new employee must provide the CCO with the following information about all Personal Accounts and Reportable Securities2 within 10 days of the commencement of his or her employment with the Firm:

(a)	The name of any broker, dealer or bank with which the employee maintains a Personal Account;

(b)	The title and type of each Reportable Security held in which such employee has a beneficial ownership;

(c)	As applicable, the name and exchange ticker symbol or CUSIP of each such Reportable Security; and

(d)	The number of shares and principal amount of each such Reportable Security.

Such information must be current as of a date not more than 45 days prior to the individual being hired.

3.3           Annual Holdings Report

Each employee must provide the CCO with the same information described in Initial Holdings Reports by each February 14. Such information must be current as of a date not more than 45 days prior to the date on which it is submitted.

3.4           Quarterly Transactions Report

If an employee engages in any transactions in Reportable Securities that are not reflected in the information that has been submitted within the Compliance Platform in accordance with the sub-section titled Broker Feeds above, he or she must then submit quarterly reporting to the CCO that, at a minimum, contains the following information about each unreported transaction involving a Reportable Security during the prior quarter:

(a)	The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the security at which the transaction was made; and

(d)	The name of the broker, dealer or bank with or through which the transaction was made.

2 Non-Discretionary Accounts must be listed in such reports, but the securities held in such accounts do not need to be reported if the reporting requirements for such accounts set forth in the sub-section titled Exceptions from Quarterly Transactions Report Requirement are satisfied.

DLD Asset Management LP	Code of Ethics

Such information must be dated and submitted no later than 30 days after the end of each calendar quarter.

In addition, no later than 30 days after the end of each quarter, employees must certify that the transaction information provided to the Firm through the Compliance Platform for such quarter was complete and accurate.

3.5           Prohibition on Personal Trading for Late Reporting

Employees may not engage in personal securities transactions until all required reports are submitted via the Compliance Platform. Additional sanctions may be imposed.

3.6           Exceptions from Quarterly Transactions Report Requirement

Employees are not required to submit reports under the sub-section titled Quarterly Transactions Reports above with respect to non-volitional purchases or sales of Reportable Securities or transactions effected pursuant to an automatic investment plan.

Additionally, transactions effected in Non-Discretionary Accounts (i.e., Managed Account) are exempt from the reporting requirements set forth above (except that the accounts themselves must be listed in Initial Holdings Reports and Annual Holdings Reports) as long as both of the following conditions are satisfied:

(a)	The employee submits a letter from the manager of each Non-Discretionary Account acknowledging that the employee has no investment discretion over investment decisions made for such account; and

(b)	The employee must certify on an annual basis whether he or she: (i) suggested any particular purchases or sales of securities to the managers/trustees of his or her Non-Discretionary Accounts, (ii) directed the managers/trustees of his or her Non-Discretionary Accounts to make any particular purchases or sales of securities in such accounts, and (iii) consulted with the managers/trustees of his or her Non-Discretionary Accounts as to the particular allocation of investments to be made in such accounts.

Account statements of Non-Discretionary Accounts may be periodically requested and reviewed on a sample basis by the CCO, in the CCO’s discretion. In addition, the CCO may request periodic certifications from the account manager of a Non-Discretionary Account regarding the relevant employee’s influence or control over such account.

3.7           New Accounts

Employees must promptly notify the CCO about any new Personal Accounts that are opened. If an employee would like any Personal Account (including a new account) to be treated as a Non-Discretionary Account, he or she must notify the CCO, who will then coordinate with such employee regarding the appropriate documentation for such account.

DLD Asset Management LP	Code of Ethics

3.8           Review and Retention of Reports

The CCO will periodically review employees’ personal trading information to determine whether any violations of the Firm’s policies or of applicable securities laws occurred. If there any discrepancies or potential issues are identified, the CCO will contact the applicable employee to resolve the discrepancy.

4.            CONFLICTS OF INTEREST

It is the Firm’s policy that all employees must act in good faith and in the best interests of the Firm and its clients. To this end, employees should avoid putting themselves or the Firm in a position that would create even the appearance of a conflict of interest.

The Firm has adopted the policies below to address certain key conflicts of interest associated with its business. If an employee has any doubts or questions, he or she should contact the CCO.

4.1           Conflicts Questionnaire

To enable the Firm to better assess certain conflicts of interest, all employees are required to complete a Conflicts Questionnaire upon the commencement of their employment and annually thereafter at a time determined by the CCO. The CCO will review the responses to each employee’s Conflicts Questionnaire and maintain files related thereto. To ensure that this information remains up-to-date, employees must immediately notify the CCO if any information on their Conflicts Questionnaire becomes inaccurate in any way.

4.2           Gifts and Entertainment

For the purposes of this policy, gifts are items (or services) of value where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item.

(a)	General Prohibitions

•	Employees should not accept or provide inappropriate benefits or gifts from/to individuals or firms with whom the Firm does, or is likely to do, business.

•	No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the Firm does business.

•	Employees may not make referrals to clients (e.g., accountants, attorneys, or the like) if the employee expects to personally benefit in any way from the referral.

•	Under no circumstances may an employee accept or give cash or cash equivalents.

DLD Asset Management LP	Code of Ethics

(b)	Gifts

Employees are required to receive pre-approval from the CCO, via the Compliance Platform, prior to giving any gift with a value equal to or greater than $250 to any person that does business (or is seeking to do business) with or on behalf of the Firm.

Employees are also required to report to the CCO, via the Compliance Platform, any gift received from any such person if they reasonably believe such gift has a value equal to or greater than $250. Gifts delivered to the Firm’s offices, which are received on behalf of the Firm, do not require reporting.

(c)	Entertainment

Employees are required to receive pre-approval from the CCO prior to providing any entertainment (e.g., dinners, concerts, sporting events) with a value equal to or greater than $250 (per person, per event) to any person that does business (or is seeking to do business) with or on behalf of the Firm. In addition, an employee who receives such approval must be present at the relevant activity when it occurs.

Employees are also required to notify the CCO, via the Compliance Platform, about entertainment received from any such person if they reasonably believe such entertainment has a value equal to or greater than $250 (per person, per event). Further, the person providing such activity must be present at the activity when it occurs.

(d)	Additional Processes Surrounding Gifts and Entertainment

Notwithstanding the foregoing, employees must receive the CCO’s approval prior to providing any gifts or entertainment to plan fiduciaries under the Employee Retirement Income Security Act of 1974 (“ERISA”), union officials, or state or local government officials, including those who are associated with a public pension plan.

The CCO may require that any gift received by an employee be returned to the provider or that an entertainment expense be repaid by an employee if the CCO deems the gift or entertainment, as the case may be, to be inappropriate or excessive in nature.

(e)	Oversight of Gifts and Entertainment

Approvals for gifts and entertainment are requested within the Compliance Platform. The CCO will monitor gifts and entertainment, and will pay particular attention to the frequency and the aggregate value anything of value provided to an employee from the same donor.

DLD Asset Management LP	Code of Ethics

4.3           Outside Business Activities

An employee's service on the board of directors of an outside company or organization, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee's duties to the Firm. Accordingly, employees must obtain prior written approval from the CCO, via the Compliance Platform, before engaging in outside business activities. “Outside business activities” include being – whether paid or unpaid – an officer or director of an entity, general/limited partner of a limited partnership, manager/member of a limited liability company, or an employee or consultant of any non-Firm entity or organization.

The Firm discourages Employees from (i) engaging in outside business ventures (such as consulting engagements); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Employee's duties at the Firm.

New employees are required disclose all existing outside business activities to the CCO at or prior to the commencement of their employment using the Firm’s Conflicts Questionnaire discussed above. The CCO will maintain a log of employees’ participation in such activities.

An employee must promptly notify the CCO about any changes to any role described in this sub-section, including his or her resignation from any such role.

4.4           Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to the Firm and to any prior employers. Employees should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of material, non-public information from a prior employer or a non-solicitation and/or non-compete clause in an employee’s previous employment agreement.

5.            ANTI-BRIBERY POLICY AND PROCEDURES

5.1           Anti-Bribery Policy

No employee may offer payments, or anything else of value to a government official that will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. The Firm requires all employees to report any suspicious activity that may violate this policy to the CCO. An employee’s failure to report known or suspected violations may itself lead to disciplinary action.

DLD Asset Management LP	Code of Ethics

5.2           Foreign Corrupt Practices Act

(a)	General. The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official[3] for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.

Under the FCPA, both the Firm and its employees can be held criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third-party representing the Firm will make or offer improper payments to a foreign official.

(b)	FCPA Red Flags. Investment advisers engaging foreign agents are expected to be attuned to “red flags” in connection with such transactions. Examples of factors to consider when determining whether any such red flags exist include:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•	An apparent lack of qualifications;

•	Non-existent or non-transparent accounting standards; and

•	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA may include fines and jail terms.

(c)	Pre-clearance Requirement. Any payment or anything else of value given to a foreign official must be pre-approved by the CCO.

6.            POLITICAL CONTRIBUTIONS AND PAY TO PLAY

6.1           Introduction

Rule 206(4)-5 (the “Pay to Play Rule”) under the Investment Advisers Act of 1940, as amended, restricts investment advisers and their supervised persons from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a two-year time-out from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

3 A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

DLD Asset Management LP	Code of Ethics

6.2          Pay to Play Policy

It is the Firm’s policy that contributions4 to candidates for a public office, a political party or a political action committee (“PAC”)5 by the Firm and its employees (collectively, a “Political Contribution”) must be made in compliance with applicable law, including the Pay to Play Rule.

The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

6.3           Pre-Clearance of Political Contributions

Each employee must obtain prior approval from the CCO in order to make a Political Contribution to a state or local candidates or official, or federal candidate that currently holds state or local office. Such pre-approval can be requested by submitting the request through the Compliance Platform to the CCO.

Under no circumstances may an employee indirectly make a Political Contribution, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm, as a means of circumventing the Pay to Play Rule.6

6.4           New Employee Certification

When an individual becomes an employee, the Firm will “look back” to prior Political Contributions made by the employee during the two-year period prior to the employee’s employment. Accordingly, upon joining the Firm, each new employee must provide information about such pre-employment political contributions using the Conflicts Questionnaire described above. The CCO will consider whether any such past Political Contribution will affect the Firm’s business.

4 Contribution is broadly defined and means the giving of anything of value in connection with any election for U.S. federal, state or local office, including contributions to any candidate for political office, political party or political action committee. Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

5 A PAC is generally an organization the purpose of which is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

6 The Pay to Play Rule contains a “catch-all” provision that prohibits acts done indirectly which, if done directly would violate the rule.

DLD Asset Management LP	Code of Ethics

7.            REPORTS; SPECIAL DISCLOSURE REQUIREMENTS

7.1            Employee Reporting Requirements

The Firm is committed to maintaining compliance with applicable laws, regulations, and the Firm’s established policies. Improper actions by the Firm or its employees could have severe negative consequences for the Firm, its investors, and its employees. Impropriety, or even the appearance of impropriety, could negatively impact all employees, including people who had no involvement in the problematic activities. Accordingly, each employee must comply with the reporting requirements set forth below.

(a)	Disclosure of Disciplinary Information. Upon commencement of employment and annually thereafter at a time determined by the CCO, all employees are required to complete the Disciplinary and Bad Actor Questionnaire through the Compliance Platform. The CCO will review the responses to the questionnaires and determine whether the Firm is required to make any disclosures in the Firm’s Form ADV or otherwise.

To the extent that an employee becomes subject to a legal or disciplinary proceeding identified in the Disciplinary and Bad Actor Questionnaire, he or she must immediately bring such matter to the attention of the CCO. The CCO will be responsible for the coordination and assessment of the matter and may, in connection with such assessment, request certain information or documentation.

For the avoidance of doubt, an employee is not required to disclose family law or matrimonial related legal proceedings to the Firm.

(b)	Violations of Policies or Procedures; Whistleblower Policy. There are times when maintaining compliance with applicable laws, regulations and Firm policy involve questioning, in good faith, whether a policy, practice, or other activity might be a violation of law or policy. There also may be occasions in which an employee might feel it necessary, in good faith, to go beyond mere questioning and file a protest or complaint about an activity.

Employees are encouraged to bring problems to the attention of the CCO for prompt investigation and resolution. If any employee believes, in good faith, that some practice or activity is being conducted in violation of federal or state law or the Firm’s policies and procedures (including this Code) or otherwise constitutes an improper financial or employment practice, he or she is encouraged to speak with the CCO. He or she should describe in detail the specific facts demonstrating the basis for the complaint, report or inquiry. Complaints, reports or inquiries may be made under this policy on a confidential or anonymous basis.

Any employee who, in good faith, speaks with the CCO in accordance with this policy will be protected from retaliation by the Firm for having done so. More specifically, the Firm will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee based upon the lawful and good faith actions of such employee making a complaint, report or inquiry. It is, however, noted that the act of making allegations that prove to be unsubstantiated or made maliciously, recklessly, with gross negligence or foreknowledge that such allegations are false will be viewed as a serious offense and may result in discipline (including without limitation termination of employment and civil or criminal liability). Nothing in this policy, or any other Firm agreement or policy, prohibits employees or former employees from voluntarily communicating with the SEC or other authorities regarding possible violations of law or from recovering a SEC whistleblower award.

DLD Asset Management LP	Code of Ethics

8.            SUB-ADVISORY COMPLIANCE REQUIREMENTS AND CERTIFICATIONS TO INVESTMENT COMPANIES

Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”) in compliance with Rule 17j-1 requires each registered investment company to adopt written policies and procedures reasonably designed to prevent the investment company from violating federal securities laws, including policies and procedures that provide for the oversight of compliance by each investment adviser and sub-adviser of the Investment Company. The Firm, as a sub-adviser to Investment Companies, is required to comply with their existing compliance policies and procedures and be subject to reporting obligations and periodic certifications. As an SEC registered investment adviser, the Firm’s compliance policies and procedures including this Code are designed to comply with these requirements. Additionally, the Firm will:

•	provide a copy of this Code and changes thereof to the Investment Company’s Chief Compliance Officer and the Board of Directors when requested;

•	provide a copy, with reasonable notice, of any material changes to this Code; and,

•	provide periodic certifications and reports to the Investment Company regarding this Code and any violations thereof as requested.